As filed with the Securities and Exchange Commission on April 15, 2013

Registration No. 333-157574

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECB BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	56-2090738
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(919) 659-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Scott M. Custer

President and Chief Executive Officer

Crescent Financial Bancshares, Inc.

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(919) 659-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Betty O. Temple, Esq.

Womble Carlyle Sandridge & Rice, LLP

550 South Main Street

Suite 400

Greenville, South Carolina 29601

(864) 255-5400

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☑	Smaller reporting company

EXPLANATORY NOTE

This Post-Effective Amendment relates to Registration Statement No. 333-157574 on Form S-3 (the “Registration Statement”) of ECB Bancorp, Inc., a North Carolina corporation (“ECB”), filed by ECB with the Securities and Exchange Commission (the “SEC”) on February 27, 2009 to register a warrant to purchase 144,984 shares of ECB’s common stock, $3.50 par value per share (“Common Stock”) at an exercise price of $18.57 per share, and shares of the Common Stock which may be purchased upon exercise of the warrant.

On April 1, 2013, pursuant to that certain Agreement and Plan of Merger, dated September 25, 2012 (the “Merger Agreement”) by and between Crescent Financial Bancshares, Inc., a Delaware corporation (“Crescent”) and ECB, ECB merged with and into Crescent, with Crescent being the surviving entity (the “Merger”). As a result of the Merger, ECB has terminated the offering of securities pursuant to the Registration Statement. In accordance with an undertaking made by ECB in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering subject to the Registration Statement, ECB removes from registration any and all securities of ECB that had been registered for issuance under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on April 15, 2013.

ECB BANCORP, INC.

By:	Crescent Financial Bancshares, Inc.
(successor to ECB Bancorp, Inc.)

By:	/s/ Scott M. Custer
Scott M. Custer
Chief Executive Officer